UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2022

WAVE LIFE SCIENCES LTD.

(Exact name of registrant as specified in its charter)

Singapore	001-37627	00-0000000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Straits View #12-00, Marina One
East Tower
Singapore	018936
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +65 6236 3388

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
$0 Par Value Ordinary Shares	WVE	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

Collaboration and License Agreement

On December 13, 2022, Wave Life Sciences USA, Inc. and Wave Life Sciences UK Limited (collectively, “Wave”), each direct, wholly-owned subsidiaries of Wave Life Sciences Ltd. (the “Company”) entered into a Collaboration and License Agreement (the “Collaboration Agreement”) with GlaxoSmithKline Intellectual Property (No. 3) (“GSK”). Pursuant to the Collaboration Agreement, Wave and GSK have agreed to collaborate on the research, development, and commercialization of oligonucleotide therapeutics, including WVE-006. The collaboration has an initial four-year research term and combines Wave’s proprietary discovery and drug development platform, PRISMTM, with GSK’s unique insights from human genetics and its global development and commercial capabilities.

Under the terms of the agreement, Wave will receive an upfront payment of $170 million, which includes a cash payment of $120 million and a $50 million equity investment, when the Collaboration Agreement takes effect (described under “Equity Investment” in this Item 1.01 below). Wave will also receive research support funding in respect of its target validation activities under the collaboration. In addition, assuming WVE-006 and GSK’s eight collaboration programs achieve initiation, development, launch, and commercialization milestones, Wave would be eligible to receive up to $3.3 billion in cash milestone payments, which are described in the following two paragraphs.

GSK will receive the exclusive global license to WVE-006, Wave’s preclinical, first-in-class A-to-I(G) RNA editing candidate for alpha-1 antitrypsin deficiency, with development and commercialization responsibilities transferring to GSK after Wave completes the first-in-patient study. Wave will be responsible for preclinical, regulatory, manufacturing, and clinical activities for WVE-006 through the initial Phase 1/2 study, at Wave’s sole cost. Thereafter, GSK will be responsible for advancing WVE-006 through pivotal studies, registration, and global commercialization at GSK’s sole cost. For the WVE-006 program, Wave would be eligible to receive up to $225 million in development and launch milestone payments and up to $300 million in commercialization milestone payments, as well as double-digit tiered royalties as a percentage of net sales up to the high teens.

Under the research component, Wave will have the right to advance up to three collaboration programs (or more with GSK’s consent) and GSK will have the right to advance up to eight collaboration programs, respectively, using Wave’s PRISMTM platform and targets informed by GSK’s novel insights over the initial four-year research term. The collaboration includes options to extend the research term for up to three additional years, which would increase the number of programs available to both parties. Wave will lead all preclinical research for GSK and Wave collaboration programs up to IND-enabling studies. Wave will lead IND-enabling studies, clinical development and commercialization for Wave collaboration programs. GSK collaboration programs will transfer to GSK for IND-enabling studies, clinical development, and commercialization. Assuming GSK advances eight programs under the collaboration that achieve initiation, development, launch and commercial milestones, Wave would be eligible to receive up to $1.2 billion in initiation, development, and launch milestones and up to $1.6 billion in commercialization milestones, as well as tiered royalties as a percentage of net sales into the low-teens. Assuming Wave advances its collaboration programs through the achievement of pre-determined milestones, GSK would be eligible to receive royalty payments and commercial milestones from Wave.

Under the Collaboration Agreement, each party grants to the other party certain licenses to the collaboration products resulting from the parties’ respective collaboration programs as well as specific intellectual property licenses to enable the other party to perform its obligations and exercise its rights under the Collaboration Agreement, including license grants to enable each party to conduct research, development, and commercialization activities pursuant to the terms of the Collaboration Agreement. The parties’ exclusivity obligations to each other are limited on a target-by-target basis with regard to targets in the collaboration.

Subject to customary closing conditions, including the expiration or early termination of the applicable pre-merger waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the Collaboration Agreement is expected to take effect during the first quarter of 2023 and, unless terminated earlier, will continue until the date on which: (i) with respect to a validation target, the date on which such validation target is not advanced into a collaboration program; or (ii) with respect to a collaboration target, the royalty term has expired for all collaboration products directed to the applicable collaboration target.

The Collaboration Agreement contains customary termination provisions, including certain termination rights for convenience, breach, and others, including on a target/program basis or of the Collaboration Agreement in its entirety.

Equity Investment

In connection with the parties’ entry into the Collaboration Agreement, the Company has agreed to sell to Glaxo Group Limited (“GGL”), an affiliate of GSK, 10,683,761 ordinary shares, no par value (the “Ordinary Shares”), for aggregate cash consideration of approximately $50 million, or $4.68 per Ordinary Share (the “Equity Investment”), pursuant to the terms of a Share Purchase Agreement, dated December 13, 2022, by and between GGL and the Company (the “Share Purchase Agreement”). The sale price represents a premium of 15% over the 30-day VWAP (volume-weighted average price) of the Company’s ordinary shares as of December 12, 2022. This sale does not involve a public offering and is therefore exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Based on 86,909,643 Ordinary Shares outstanding as of December 12, 2022 (on a pro forma basis), following the Equity Investment, GGL will beneficially own approximately 10.95% of the Company’s outstanding Ordinary Shares. The Share Purchase Agreement contains customary representations, warranties, and covenants of each of the parties thereto. Subject to customary closing conditions, including the expiration or early termination of the applicable pre-merger waiting period under the HSR Act, the Equity Investment is expected to close during the first quarter of 2023.

As a condition to the closing of the Equity Investment, GGL will enter into an investor agreement with the Company (the “Investor Agreement”). Under the Investor Agreement, during the 30-month period after the date of the Investor Agreement (the “Restricted Term”), GGL and its affiliates will be bound by certain “standstill” provisions. The standstill provisions include, among other provisions, agreements that GGL will not: acquire beneficial ownership of any outstanding Ordinary Shares; nominate any person to the Company’s Board of Directors (the “Board”) whose nomination has not been approved by a majority of the Board; or propose a merger, business combination or extraordinary transaction with respect to the Company. Under the Investor Agreement, GGL also agrees not to dispose of any Ordinary Shares beneficially owned by it immediately after the closing of the Equity Investment, until the expiration of the Restricted Term. In addition, following the Restricted Term, GGL will have demand rights to require the Company to conduct a registered underwritten public offering with respect to the Ordinary Shares beneficially owned by GGL immediately after the closing of the Equity Investment. Following the Restricted Term and subject to certain conditions, GGL will be entitled to participate in registered underwritten public offerings by the Company. The rights and restrictions under the Investor Agreement are subject to termination upon the occurrence of certain events.

The foregoing description of the material terms of the Collaboration Agreement, Share Purchase Agreement, and Investor Agreement (together, the “Agreements”) is qualified in its entirety by reference to the complete texts of the Agreements, which the Company intends to file, with confidential terms redacted, with the Securities and Exchange Commission as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under the heading “Equity Investment” in Item 1.01 is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

The Company expects that its cash and cash equivalents, together with the $170 million upfront payment from its collaboration with GSK, which is expected to close in the first quarter of 2023, will be sufficient to fund its operations into 2025.

On December 13, 2022, the Company issued a press release concerning the Collaboration Agreement and the Equity Investment, a copy of which is being furnished as Exhibit 99.1 to this Report on Form 8-K.

Also on December 13, 2022, the Company distributed slides to the investment community concerning the Collaboration Agreement, a copy of which is being furnished as Exhibit 99.2 to this Report on Form 8-K.

The information in this Item 7.01 and Exhibits 99.1 and 99.2 attached hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document

99.1	Press Release issued by Wave Life Sciences Ltd. dated December 13, 2022

99.2	Slides distributed by Wave Life Sciences Ltd. dated December 13, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAVE LIFE SCIENCES LTD.

Date: December 13, 2022	/s/ Paul B. Bolno, M.D.
Paul B. Bolno, M.D. President and Chief Executive Officer